Exhibit 99


FOR:  G-I
1361 Alps Road, Wayne, New Jersey 07470
FROM:  EDWARD G. NOVOTNY & ASSOCIATES, INC.
Two Tudor City Place, New York, New York 10017
Tel:  212.490.2065, Fax: 212.661.1336, Email: novotnyinc@aol.com

                                                         FOR IMMEDIATE RELEASE
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                                                         FRIDAY, JANUARY 5, 2001
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                          G-I FILES CHAPTER 11 PETITION
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                      TO RESOLVE ASBESTOS LIABILITY CLAIMS
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         WAYNE, New Jersey -- G-I announced today that it has filed a voluntary petition in the U. S. Bankruptcy Court for the District of New Jersey in Newark, New Jersey to resolve asbestos liability claims against the Company in a reorganization under Chapter 11 of the U. S. Bankruptcy Court. G-I, the successor to GAF Corporation as a result of a merger, is a privately-held holding company, and its only operating subsidiary, Building Materials Corporation of America, is not included in the filing.

         G-I's asbestos liability arose in connection with a 1967 acquisition of Ruberoid Company, which included at the time a small, non-core business which produced an asbestos insulation product, Calcilite. The United States Navy requested Ruberoid during World War II to develop this product for use as an insulation material in its ships. After the United States Public Health Service concluded that Calcilite was safe, Ruberoid supplied the product to Naval shipyards pursuant to requisition in accordance with Government specifications, and a substantial portion of the Company's total Calcilite sales were made to the United States Government. After publication in the late 60's of medical studies concerning the dangers of asbestos, the Company closed its Calcilite operation and has not produced these products for 30 years.

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         Since the 1970's, G-I has paid out, as a result of the Ruberoid acquisition, whose asbestos insulation business had profits over a 30-year period of $1 million and sales of $35 million, in connection with over 500,000 personal injury claims filed against the Company, more than $1.5 billion in claims and expenses, a substantial portion of which has gone to legal fees and people who have had no asbestos-related impairment.

         Commenting on the announcement, Richard A. Weinberg, Chief Executive Officer and General Counsel of G-I, said, "Today's action was taken only after every effort was made by the Company to responsibly resolve its asbestos liabilities. While our overriding objective has always been to compensate deserving asbestos victims that have been injured as a result of Ruberoid's products, there is simply not enough money in the world to make substantial payments as well as to the almost limitless population of those who have in the past been exposed to asbestos but who have no asbestos-related injury. In this latter connection, it has been estimated that as many as 85% of all current asbestos personal injury claimants have no asbestos-related impairment."

         Mr. Weinberg attributed the necessity of the filing to, "The sharp, unforeseen increase in the number of claims asserted, the dramatic escalation in settlement demands, the inability of the tort system to resolve such claims in a fair and orderly manner, and the recent rash of asbestos-related bankruptcies which has increased the pressure on remaining defendants to cover the share of payments formerly made by bankrupt defendants, together with lower than expected financial results over the past year from the Company's operating subsidiary."





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